UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Investors Financial Services Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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200 Clarendon Street
Boston, MA 02116

March 10, 2006

Dear Stockholder:

We cordially invite you to attend the 2006 Annual Meeting of Stockholders of Investors Financial Services Corp. The meeting will be held in the Board Room on the 17th Floor at 200 Clarendon Street, Boston, Massachusetts, on Tuesday, April 18, 2006, at 11:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of 2006 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement. Then complete, sign, date and mail promptly the accompanying proxy in the enclosed return envelope. You also may have the option of voting by telephone or via the Internet. To be sure that your vote will be received in time, please return the proxy at your earliest convenience.

We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely,

Kevin J. Sheehan Chairman and Chief Executive Officer

PLEASE NOTE: Stockholders should be aware of the increased security at public facilities in Boston. If you plan to attend the meeting, please allow adequate time for registration and security clearance. You will be asked to present a valid picture identification such as a driver’s license or passport. If you own your shares through a brokerage account or other nominee, you must bring proof of ownership (for details, see Meeting Admission in the Notice of 2006 Annual Meeting of Stockholders). Public parking is available nearby, including in the Garage at 100 Clarendon, which is one block further up Clarendon Street from our building on your right.

200 Clarendon Street
Boston, MA 02116

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Time	11:00 a.m., Eastern Time
Date	Tuesday, April 18, 2006
Place	200 Clarendon Street, Seventeenth Floor, Boston, Massachusetts
Purpose	1.	To elect three (3) Class II directors;
	2.	To approve the Company’s Senior Executive Bonus Plan;
	3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and
	4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Record Date	The directors have fixed the close of business on February 23, 2006 as the record date for determining stockholders entitled to notice of and to vote at the meeting.
Meeting Admission

For security clearance at the meeting you will be asked to present valid picture identification such as a driver’s license or passport. If your Investors Financial Services Corp. stock is held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. As a result, these proxy materials are being forwarded to you by your broker or nominee, and your name does not appear on the list of stockholders. Therefore if your stock is held in street name, you should also bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date in order to be admitted to the meeting.

Voting by Proxy

Please submit a proxy as soon as possible so your shares can be voted at the meeting. You may submit your proxy by mail or by the other means listed on your proxy card. If your stock is held in the name of a broker, bank or other nominee, you may have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the form you receive from your broker or bank.

By Order of the Board of Directors,

March 10, 2006	Secretary

200 Clarendon Street
Boston, MA 02116

PROXY STATEMENT

GENERAL INFORMATION

When were this proxy statement and the accompanying proxy scheduled to be sent to stockholders?

This proxy statement and accompanying proxy were scheduled to be sent to stockholders beginning on or about March 10, 2006.

Who is soliciting my vote?

The Board of Directors of Investors Financial Services Corp. (“Investors Financial” or the “Company”) is soliciting your vote for the 2006 Annual Meeting of Stockholders.

How many votes can be cast by all stockholders?

65,471,515 shares of common stock of Investors Financial are outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

You may vote in person at the Annual Meeting or by proxy without attending the meeting. To vote by proxy please mark, date, sign and return the enclosed proxy in the enclosed envelope or follow the other instructions included with your proxy card. If you vote by the enclosed proxy your shares will be voted at the meeting (or any postponement or adjournment of the meeting) in accordance with your instructions or as provided in the proxy. If you do not give any instructions, your shares will be voted by the persons named in the proxy in accordance with the recommendations of the Board of Directors given below.

If your stock is held in the name of a broker, bank or other nominee, follow the instructions on the form you receive from your broker or bank.

To vote in person, bring a form of personal identification with you. If your stock is held by a broker, bank or other nominee, bring an account statement or a letter from the record holder indicating that you own the shares as of February 23, 2006, the record date, and obtain from the record holder a proxy issued in your name.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

•       FOR election of the Class II directors (page 6 )

•       FOR the approval of the Company’s Senior Executive Bonus Plan (page 25)

•       FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (page 27)

Who pays the cost for soliciting proxies?

Investors Financial will pay the cost of soliciting proxies. The solicitation of proxies will be made primarily by mail. Investors Financial has retained Innisfree M&A Corporation to aid in the solicitation of proxies for a fee of approximately $12,500, plus expenses. Proxies may be solicited personally, by telephone, fax and e-mail by employees of Investors Financial and its principal subsidiary, Investors Bank & Trust Company (the “Bank”), without any additional remuneration. Investors Financial will reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals and for obtaining the authorization for the execution of proxies.

Can I change my vote?

You may revoke your signed proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

What vote is required to approve each item?

The nominees for election as Class II directors who receive a plurality of the shares voted for election of directors shall be elected Class II directors (Item 1). The affirmative vote of a majority of all shares present in person or represented by proxy at the meeting and entitled to vote is necessary to approve the Company’s Senior Executive Bonus Program (Item 2) and to ratify the selection of Deloitte & Touche LLP as Investors Financial’s independent registered public accounting firm (Item 3).

How are the votes counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by Investors Financial to act as tellers for the meeting. A majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director. Shares properly voted to “abstain” on a particular matter are considered as shares that are entitled to vote for the purpose of determining a quorum, but are treated as having voted against the matter.

If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that may be presented for action at the meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will be able to change your proxy until the time it is actually voted.

MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of February 23, 2006:  (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the shares of the Company’s common stock outstanding at such date; (ii) by each director, nominee and each executive officer identified in the Summary Compensation Table set forth below under “Compensation and Other Information Concerning Directors and Officers”; and (iii) by all executive officers, directors and nominees as a group. Unless otherwise indicated below, each person listed maintains a business address c/o Investors Financial Services Corp., 200 Clarendon Street, Boston, MA 02116 and, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law or as otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class**
Entities associated with FMR Corp. (1)	6,491,646	9.92%
82 Devonshire Street
Boston, MA 02109
Entities associated with
Ariel Capital Management, LLC (2)	5,687,945	8.69%
200 East Randolph Drive, Suite 2900
Chicago, IL 60601
Entities associated with
T. Rowe Price Associates, Inc. (3)	4,290,251	6.55%
100 East Pratt Street
Baltimore, Maryland 21202
Entities associated with
Peak Investments LLC (4)	3,976,621	6.07%
865 South Figueroa Street
Los Angeles, CA 90017
Entities associated with
Legg Mason Capital Management Inc. (5)	3,588,275	5.48%
100 Light Street
Baltimore, MD 21202
Richard P. Boyatzi	16,000	*
Frank B. Condon, Jr. (6)	69,353	*
Robert B. Fraser (7)	93,798	*
Edward F. Hines, Jr. (8)	5,499	*
Thomas P. McDermott (9)	30,275	*
James M. Oates (10)	58,305	*
Phyllis S. Swersky (11)	28,602	*
John I. Snow III	550	*
Kevin J. Sheehan (12)	2,118,652	3.18%
Michael F. Rogers (13)	2,113,826	3.18%
Edmund J. Maroney (14)	613,580	*
John N. Spinney, Jr. (15)	177,816	*
John E. Henry (16)	276,129	*
All executive officers and directors as a group (14 persons) (17)	6,090,444	8.82%

See footnotes to table on following page.

*                    Less than 1%

**             Percentage ownership is based upon shares of common stock outstanding as of February 23, 2006. Shares of common stock that may be acquired by a listed person within 60 days of February 23, 2006 are deemed outstanding for purposes of computing the number of shares of common stock owned by that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(1)          All shares may be deemed to be beneficially owned by members of the family of Edward C. Johnson 3d, who may be deemed to form a controlling group with respect to FMR Corp. Information with respect to FMR Corp. and its affiliates is derived from the Schedule 13G filed jointly by Edward C. Johnson 3d and FMR Corp., with the Securities and Exchange Commission on or about February 14, 2006.

(2)          All shares may be deemed to be beneficially owned by Ariel Capital Management, LLC. Information with respect to Ariel Capital Management, LLC and its affiliates is derived from the Schedule 13G filed by Ariel Capital Management, LLC with the Securities and Exchange Commission on or about February 13, 2006.

(3)          All shares may be deemed to be beneficially owned by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such shares. Information with respect to T. Rowe Price Associates, Inc., and its affiliates is derived from the Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on or about February 14, 2006.

(4)          All shares may be deemed to be beneficially owned by Peak Investments LLC. Information with respect to Peak Investments LLC is derived from the Schedule 13G filed by Peak Investments LLC with the Securities and Exchange Commission on or about January 31, 2006.

(5)          All shares may be deemed to be beneficially owned by Legg Mason Capital Management Inc. Information with respect to Legg Mason Capital Management Inc. and its affiliates is derived from the Schedule 13G filed by Legg Mason Capital Management Inc., with the Securities and Exchange Commission on or about February 14, 2006.

(6)          Includes 37,113 shares of common stock which may be purchased pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

(7)          Includes 69,921 shares of common stock which may be purchased pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

(8)          Includes 4,999 shares of common stock which may be purchased pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

(9)          Includes 15,283 shares of common stock which may be purchased pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

(10)   Includes 23,711 shares of common stock which may be purchased pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

(11)   Includes 22,023 shares of common stock which may be purchased pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

(12)   Includes 1,201,840 shares of common stock which may be purchased pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

(13)   Includes 934,191 shares of common stock which may be purchased pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

(14)   Includes 535,739 shares of common stock which may be purchased pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

(15)   Includes 155,894 shares of common stock which may be purchased pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

(16)   Includes 233,857 shares of common stock which may be purchased pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

(17)   Includes 3,563,392 shares of common stock which may be purchased by executive officers and directors pursuant to the exercise of outstanding stock options exercisable as of April 24, 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Company’s Certificate of Incorporation and By-laws provide for a Board of Directors divided into three classes. The members of each class of directors serve for staggered three-year terms. Messrs. Boyatzi, Condon, Fraser and Snow are Class II directors whose terms expire at the 2006 Annual Meeting of Stockholders. The Board of Directors is also composed of (i) three Class III directors (Messrs. Sheehan, Oates and McDermott) whose terms expire upon the election of directors at the Annual Meeting of Stockholders to be held in 2007 and (ii) two Class I directors (Ms. Swersky and Mr. Hines) whose terms expire upon the election of directors at the Annual Meeting of Stockholders to be held in 2008.

Robert B. Fraser, a director since 1996, is retiring from his position as a director effective at the end of his current term and thus will not stand for re-election at the 2006 Annual Meeting. As a result of Mr. Fraser’s retirement and the election of Messrs. Boyatzi and Snow, the Board of Directors will, subsequent to the 2006 Annual Meeting, consist of 8 members, including three Class II directors.

The Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated and recommended that Messrs. Boyatzi, Condon and Snow be elected Class II directors, to hold office until the Annual Meeting of Stockholders to be held in the year 2009 and until their successors have been duly elected and qualified or until their earlier resignation or removal. The Board of Directors knows of no reason why the nominees should be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted or not voted in accordance with the judgment of the persons named as attorneys-in-fact in the proxies with respect to the vacancy created by that nominee’s inability or unwillingness to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF RICHARD P. BOYATZI, FRANK B. CONDON, JR. AND JOHN I. SNOW III

The following table sets forth the nominees to be elected at the Annual Meeting and each director whose term of office will extend beyond the Annual Meeting, the year such nominee or director was first elected a director, the positions currently held by the nominees and each director with the Company, the year the nominee’s or director’s term will expire and the class of director of each nominee and each director:

Nominee’s or Director’s Name and Year Nominee or Director First Became a Director	Position(s) with the Company	Year Term Will Expire	Class ofDirector
Nominees:
Richard P. Boyatzi (2006)	Director	2009	II
Frank B. Condon, Jr. (1986)	Director	2009	II
John I. Snow III (2006)	Director	2009	II
Continuing Directors:
Phyllis S. Swersky (1996)	Director	2008	I
Edward F. Hines, Jr. (2004)	Director	2008	I
Kevin J. Sheehan (1990)	Chairman and Chief Executive Officer	2007	III
James M. Oates (1995)	Director	2007	III
Thomas P. McDermott (1995)	Director	2007	III

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the directors and the executive officers of the Company as of February 23, 2006, their ages, and the positions currently held by them with the Company. The Company’s executive officers are appointed by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. There is no family relationship between any executive officer and any director of the Company.

Name	Age	Position
Kevin J. Sheehan	54	Chairman of the Board and Chief Executive Officer
Michael F. Rogers	48	President
John N. Spinney, Jr.	40	Senior Vice President and Chief Financial Officer
Robert D. Mancuso	45	Senior Vice President—Marketing and Client Management
Edmund J. Maroney	49	Senior Vice President—Technology
John E. Henry	41	Senior Vice President, General Counsel and Secretary
James M. Oates	59	Director
Thomas P. McDermott	70	Director
Robert B. Fraser	77	Director
Frank B. Condon, Jr.	70	Director
Phyllis S. Swersky	54	Director
Edward F. Hines, Jr.	60	Director
Richard P. Boyatzi	56	Director
John I. Snow, III	45	Director

Mr. Oates is Chairman of the Compensation Committee of which Messrs. Condon and McDermott are also members. Mr. McDermott is Chairman of the Audit Committee of which Messrs. Fraser and Hines and Ms. Swersky are also members. Mr. Condon is Chairman of the Nominating and Corporate Governance Committee of which Messrs. McDermott and Oates are also members. Ms. Swersky and Mr. Oates represent the Board of Directors on the Community Reinvestment Act Committee. The Company was organized in June 1995 to serve as the holding company for the Bank and for periods prior to that date, references to the Company mean the Bank.

Mr. Sheehan has served as a director since 1990. He has been Chief Executive Officer and Chairman of the Board of Directors since June 1995. Mr. Sheehan served as President from June 1992 to August 2001. Prior to joining the Company in May 1990 with the Company’s acquisition of the Financial Products Services Division of the Bank of New England, Mr. Sheehan was a Senior Vice President at the Bank of New England.

Mr. Rogers has been President since August 2001, and has had responsibility for all operating areas since 1990. He served as Executive Vice President from September 1993 to August 2001. Prior to joining the Company in May 1990 with the Company’s acquisition of the Financial Products Services Division of the Bank of New England, Mr. Rogers was a Vice President at the Bank of New England.

Mr. Spinney has been Senior Vice President since August 2001 and Chief Financial Officer since January 2002. Prior to joining the Company in August 2001, Mr. Spinney was an audit partner in the Financial Services Practice of KPMG LLP, a public accounting firm.

Mr. Mancuso has been Senior Vice President—Marketing and Client Management since September 1993. He joined the Company in September 1992. Prior to joining the Company, Mr. Mancuso was Eastern Region Director of Sales for PRJ Associates, a software development firm.

Mr. Maroney has been Senior Vice President—Technology since July 1991. Mr. Maroney served as a Systems Manager in the custody department prior to becoming Senior Vice President. Prior to joining the

Company in May 1990 with the Company’s acquisition of the Financial Products Services Division of the Bank of New England, Mr. Maroney was Vice President at the Bank of New England.

Mr. Henry has been General Counsel of the Company since February 1996, Secretary of the Company since January 1997 and Senior Vice President since April 2000. Prior to joining the Company, Mr. Henry was an associate at the Boston law firm of Testa, Hurwitz & Thibeault, LLP. Mr. Henry is Chairman of The Arts & Business Council of Greater Boston, a non-profit organization.

Mr. Oates has been a director of the Company since June 1995. Mr. Oates has been Chairman of Hudson Castle Group, Inc., since 1995 and has been the Managing Director of the Wydown Group, a consulting firm specializing in start-ups, since 1994. Mr. Oates served as President and Chief Executive officer of Neworld Bancorp Incorporated from 1984 to 1994. Mr. Oates is a Director and Chairman of the Investment Committee and Member of the Audit and Personnel Committees of Connecticut River Bancorp, Inc., and Connecticut River Bank. Mr. Oates is also a Director and Member of the Executive, Compensation, Audit and Finance Committees and Chairman of the Nominating Committee of Stifel Financial Corporation, a Director of the New Hampshire Trust Co., a Director of twenty-five Phoenix Mutual Funds and Chairman of the Board of Trustees of the John Hancock Trust and John Hancock Funds II and III. Mr. Oates is Chairman of the Board of Directors and a Member of the Executive and Compensation Committees of Emerson Investment Management, Inc. Mr. Oates is also a member of the Finance and Investment Committee of the Endowment for Health, a New Hampshire non-profit corporation and President of the Board of Trustees of Middlesex School.

Mr. McDermott has been a director of the Company since June 1995. He has been Managing Director of TPM Associates, a consulting firm, since January 1994. He served as Managing Partner, New England Area of Ernst & Young LLP from 1989 to 1993. Mr. McDermott is also a director of Harvard University—LASPAU and director Emeritus of ACCION International.

Mr. Fraser has been a director of Investors Bank & Trust Company since June 1996. Mr. Fraser also serves as a Director for The Arts & Business Council of Greater Boston, the Massachusetts Institute for a New Commonwealth (MassINC), and Massachusetts Business Alliance for Education.

Mr. Condon has been a director of the Company since April 1986. From July 1982 to July 1993, he was Chief Executive Officer and President, and from July 1993 to April 1997 he was Chief Executive Officer and Chairman of Woodstock Corporation, a Boston-based investment management firm and of its wholly owned subsidiary, Woodstock Service Corporation, a provider of financial services. Mr. Condon also serves as a Manager of Coal, Energy Investments & Management, LLC.

Ms. Swersky has been a director of the Company since February 1996. She has been President of The Meltech Group, a consulting firm specializing in business advisory services for high-growth potential businesses, since 1995. She was the President of The Net Collaborative, Inc., an Internet systems integration company, from 1996 to 1997. She served as President of Work/Family Directions, Inc., a provider of employee benefits programs, from 1992 through 1995. Prior to 1992, she was Executive Vice President and Chief Financial Officer of AICorp, Inc., a computer software company. Ms. Swersky also serves as a Director of Art Technology Corp., a computer software company, and Berkshire Life Insurance Company of America, Inc.

Mr. Hines has been a director of the Company since June 2004. He has been a Partner of Hines & Corley since 2001. From 1977 to 2001 he was a Partner in the Boston law firm of Choate, Hall & Stewart. Mr. Hines also acts as a professional trustee for several trusts. In his capacity as trustee of certain of these trusts, Mr. Hines has retained the services of Investors Bank & Trust Company to provide custody services with respect to approximately $850 million in assets. Mr. Hines currently serves as Director for Chase Corporation in Bridgewater, Massachusetts.

Mr. Boyatzi joined the Company as a director in January 2006. From 2002 to 2004, Mr. Boyatzi served as the U.S. Financial Markets Consulting Practice Leader with IBM Global Consulting Services. From 1977 to 2002, Mr. Boyatzi served in the Consulting Practice of PricewaterhouseCoopers focusing on financial services in the United States and Europe.

Mr. Snow joined the Company as a director in February 2006. Mr. Snow has been a Managing Director of Boston Projects, Inc., an alternative investment management firm, since 2000. He served in other positions with Boston Projects, Inc. from 1989 to 2000, prior to which he was associated with KPMG LLP from 1984 to 1989. Mr. Snow currently serves as a Director for the boards of Waltec International, Advanced Duplication Services, Hudson Castle Group, Inc. and Hoffco, Inc. Mr. Snow is a member of the Investment Committee of the New Hampshire Charitable Foundation, a member of the Investment Committee for the Endowment for Health, a New Hampshire non-profit corporation, and President of the Board of Trustees of the Winchester (MA) Foundation for Educational Excellence.

A director may be removed for cause, which is generally defined under Delaware law as an event of a substantial nature which directly affects the rights and interests of a company’s stockholders, such as disclosing trade secrets of the Company or embezzling corporate funds, by a vote of at least a majority of the shares of the Company’s capital stock entitled to vote in the election of directors. A director may be removed without cause by a vote of at least seventy-five percent of the shares of the Company’s capital stock entitled to vote in the election of directors.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings

The Board of Directors met eleven times during the fiscal year ended December 31, 2005. The Board of Directors has determined that the following directors are independent under applicable laws, rules and regulations: Mr. Boyatzi, Mr. Condon, Mr. Fraser, Mr. Hines, Mr. McDermott, Mr. Oates, Mr. Snow and Ms. Swersky. The independent members of the Board of Directors met in executive session (without the presence of management) three times in 2005. The presiding director at each executive session rotates among the chairs of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees. In 2005 the chairs of those Committees were Mr. McDermott, Mr. Oates and Mr. Condon, respectively.

Board Committees

Audit Committee

The membership of the Audit Committee of the Board of Directors is currently comprised of Messrs. McDermott, Fraser, Hines and Ms. Swersky, all of whom have been determined to be independent. The functions and responsibilities of the Audit Committee are set forth below in the Report of the Audit Committee. The Audit Committee met nine times during the fiscal year ended December 31, 2005. The Board of Directors has determined that Thomas P. McDermott and Phyllis S. Swersky are “audit committee financial experts” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Swersky has agreed to accept a nomination for election to the position of chair of the Audit Committee, effective at the Board meeting to be held just following the 2006 Annual Meeting of Stockholders. Mr. McDermott will continue as a member of the Audit Committee. The Board has adopted a written charter setting out the authority and responsibilities of the Audit Committee. The current Audit Committee Charter provides additional detail regarding the activities of the Audit Committee. A copy of the Audit Committee Charter may be found on the Investor Relations section of the Company’s website at www.ibtco.com.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Oates, McDermott and Condon, all of whom have been determined to be independent. The Compensation Committee operates under a written charter, a copy of which may be found on the Investor Relations section of the Company’s website at www.ibtco.com. The Compensation Committee is responsible for administering the Company’s stock plans and for reviewing and approving compensation matters concerning the executive officers and key employees of the Company. The Compensation Committee met six times during the fiscal year ended December 31, 2005.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Messrs. Condon, McDermott and Oates, all of whom have been determined to be independent. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which may be found on the Investor Relations section of the Company’s website at www.ibtco.com. The Nominating and Corporate Governance Committee is responsible for oversight of corporate governance at the Company and recommending to the Board of Directors persons to be nominated for election or appointment as directors of the Company.

The Nominating and Corporate Governance Committee may use any of a number of methods to identify nominee candidates, including personal and industry contacts and recruiting firms. The Nominating and Corporate Governance Committee does not have specifically enumerated minimum qualifications for nominees, but instead seeks candidates with significant industry or management experience who the Committee believes will contribute to the Board and the Company. The Nominating and Corporate Governance Committee did not engage any third party recruiting firms to identify nominees in 2005. Potential nominees are reviewed by the Committee. Candidates that pass the initial screening by the Committee will then be interviewed by the Committee. The Committee may also request input from, or interviews of candidates by, management of the Company.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Any such recommendations should be submitted in writing to the Secretary of the Company at the Company’s principal executive offices in accordance with the nominating procedures set forth in the Company’s by-laws. Nominees recommended by stockholders will be evaluated in the manner described above. The Committee did not receive any stockholder nominee recommendations for the 2006 Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee met five times during the fiscal year ended December 31, 2005.

During 2005, no director attended fewer than 75% of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) or (ii) the total number of meetings of all committees of the Board on which he or she served (held during the period that he or she served).

The Board expects all directors to attend each Annual Meeting of Stockholders. All persons who were directors at the time, except Mr. Oates, were present at the 2005 Annual Meeting of Stockholders.

Stockholders who wish to contact the Company’s independent directors may do so via e-mail at Directors@ibtco.com.

REPORT OF THE AUDIT COMMITTEE

The functions of the Audit Committee (the “Audit Committee”) are focused on the following areas:

•       the reliability and integrity of the Company’s accounting and financial reporting practices;

•       the quality and integrity of the Company’s financial statements and reports;

•       the independent registered public accounting firm’s qualifications and independence;

•       the performance of the Company’s internal audit function and its independent registered public accounting firm;

•       the Company’s compliance with laws, regulations and internal policies; and

•       the soundness of the Company’s internal controls.

The directors who serve on the Audit Committee all meet the independence requirements promulgated by the Securities and Exchange Commission, including Rule 10A-3(b)(1) pursuant to the Exchange Act, and the independence rules of the Nasdaq Stock Market. The Board of Directors made an affirmative determination as to the independence of each member of the Audit Committee, including a determination that no member of the Audit Committee has a relationship with the Company that may interfere with his or her independence from the Company and its management. No member of the Audit Committee has participated in the preparation of the Company’s financial statements, and each member is able to read and understand fundamental financial statements. In addition, as disclosed above, the Board of Directors has determined that Thomas P. McDermott and Phyllis S. Swersky are “audit committee financial experts,” as defined in the applicable rules and regulations of the Exchange Act.

The Audit Committee met nine times during 2005.

The Board has adopted a written charter setting out the authority and responsibilities of the Audit Committee. A copy of the current Audit Committee Charter may be found on the Investor Relations section of the Company’s website at www.ibtco.com and provides greater detail regarding the activities of the Audit Committee.

Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee.

For 2005, the Audit Committee engaged Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee reviewed the Company’s audited consolidated financial statements and met with both management and Deloitte & Touche LLP to discuss those consolidated financial statements. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and fairly represent the financial condition and results of operations of the Company.

The Audit Committee has received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board Interim Standard AU 380. (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Audit Committee also engaged Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm for the 2006 fiscal year.

During 2005, the Company completed the documentation, testing and evaluation of its system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP. The Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee also reviewed Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Form 10-K related to Deloitte & Touche LLP’s audit of (i) the Company’s consolidated financial statements; (ii) management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (iii) the effectiveness of the Company’s internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2006.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or any portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the
Audit Committee of the Board of Directors

Thomas P. McDermott (Chairman)
Robert B. Fraser
Edward F. Hines
Phyllis S. Swersky

COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

Summary Compensation Table

The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities during the years ended December 31, 2005, 2004 and 2003 to (i) the Company’s Chief Executive Officer and (ii) each of the other four most highly compensated executive officers of the Company who received total annual salary and bonus in excess of $100,000 in fiscal 2005 (the “Named Executive Officers”).

				Long Term
	Annual Compensation (1)			Compensation
Name and			Bonus or	Awards	All Other
Principal Position	Year	Salary ($)	Commission ($)	Options (#)	Compensation ($)(2)
Kevin J. Sheehan	2005	953,700	2,002,770	90,000	27,215
Chief Executive Officer and	2004	867,000	2,817,750	98,204	26,825
Chairman	2003	787,500	1,771,875	30,000	27,540
Michael F. Rogers	2005	826,100	1,734,810	180,975	15,303
President	2004	751,000	2,440,750	119,277	14,720
	2003	682,500	1,535,625	70,052	14,810
Edmund J. Maroney	2005	566,500	1,189,650	60,000	11,027
Senior Vice President—	2004	515,000	1,673,750	37,465	10,667
Technology	2003	446,250	1,004,063	22,438	10,631
John N. Spinney, Jr.	2005	400,000	840,000	69,333	9,184
Senior Vice President and	2004	350,000	1,137,500	71,915	8,170
Chief Financial Officer	2003	300,000	675,000	22,954	6,420
John E. Henry	2005	379,500	796,950	60,000	8,663
Senior Vice President, Secretary	2004	345,000	776,250	20,000	7,834
and General Counsel	2003	300,000	450,000	32,213	6,360

See Footnotes to Summary Compensation Table on following page.

Footnotes to Summary Compensation Table

(1)          Excludes the following non-cash compensation and perquisites that in the aggregate do not exceed the lesser of $50,000 or 10% of such named individual’s cash compensation:

		Car		Tax	Long Term
Name	Year	Allowance (a)	Parking (b)	Consulting (c)	Disability (d)	Total
Kevin J. Sheehan	2005	$17,460	$4,080	$5,400	$7,844	$34,784
	2004	$17,880	$4,135	$6,167	—	$28,182
	2003	$16,645	$3,490	$5,300	—	$25,435
Michael F. Rogers	2005	$8,247	$4,080	$6,600	$6,095	$25,022
	2004	$7,355	$4,135	$6,725	—	$18,215
	2003	$7,455	$3,490	$8,800	—	$19,745
Edmund J. Maroney	2005	$13,734	$4,080	$5,050	$6,195	$29,059
	2004	$14,767	$4,025	$5,489	—	$24,281
	2003	$14,068	$3,590	$5,700	—	$23,358
John N. Spinney, Jr.	2005	$17,858	$4,080	$3,700	$4,403	$30,041
	2004	$14,429	$4,025	$1,700	—	$20,154
	2003	$13,878	$3,590	—	—	$17,468
John E. Henry	2005	$12,183	$4,080	$3,100	$3,758	$23,121
	2004	$11,778	$2,635	$3,321	—	$17,734
	2003	$12,644	—	$3,000	—	$15,644

(a)           Includes an allowance for a lease of a car and related auto insurance.

(b)          Fees for parking privileges at the Garage at 100 Clarendon.

(c)           Fees paid to a public accounting firm for personal tax consulting and preparation.

(d)          Amounts paid by the Company to compensate for the cost of additional Long-Term Disability insurance.

(2)          The amount shown for each Named Executive Officer for 2005, 2004 and 2003 includes the dollar value ($6,300, $6,150 and $6,000) of matching contributions made pursuant to the Company’s 401(k) plan, a qualified employee benefit defined contribution plan, for 2005, 2004 and 2003, respectively. Also included are amounts paid to cover certain life insurance arrangements and net premiums paid by the Company for term life insurance, for the benefit of Messrs. Sheehan ($20,915, $20,675, $21,540), Rogers ($9,003, $8,570, $8,810), Maroney ($4,727, $4,517, $4,631), Spinney ($2,884, $2,020, $420) and Henry ($2,363, $1,684, $360) in 2005, 2004 and 2003, respectively.

Option Grants in 2005

The following table sets forth certain information regarding options to purchase common stock granted during 2005 by the Company to the Named Executive Officers. The Company did not grant any stock appreciation rights in 2005.

	Individual Grants				Potential Realizable
	Number of	% of Total			Value at Assumed Annual
	Shares	Options			Percentage Rates of Stock
	Underlying	Granted to			Price Appreciation
	Options	Employees in	Exercise Price	Expiration	For Option Term (3)
Name	Granted (1)	Fiscal Year	($/Share) (2)	Date	5% ($)	10% ($)
Kevin J. Sheehan	90,000	5.93%	39.19	11/14/15	2,218,174	5,621,289
Michael F. Rogers	75,000	4.94%	39.19	11/14/15	1,848,479	4,684,408
	87,875 (4)	5.79%	39.19	11/14/15	2,165,801	5,488,564
	18,100 (5)	1.19%	34.90	11/15/09	136,133	293,167
Edmund J. Maroney	60,000	3.95%	39.19	11/14/15	1,478,783	3,747,526
John N. Spinney, Jr.	60,000	3.95%	39.19	11/14/15	1,478,783	3,747,526
	9,333 (4)	0.61%	39.19	11/14/15	230,025	582,928
John E. Henry	60,000	3.95%	39.19	11/14/15	1,478,783	3,747,526

(1)          Grants are exercisable immediately.

(2)          The exercise price per share of each option was determined by the Compensation Committee to be equal to the fair market value per share of the common stock on the date of grant.

(3)          Amounts shown represent hypothetical gains that could be achieved for the respective options exercised at the end of the option term. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the common stock, the optionholder’s continued employment through the option period, the date on which the options are exercised and the date on which the underlying shares of common stock are sold. The potential realizable value does not represent the Company’s prediction of its future stock price performance.

(4)          Options granted to compensate the executive for taxes paid on options exercised where the underlying shares are held rather than sold to fund the tax liability.

(5)          Options granted pursuant to a “reload” where the executive surrendered to the Company shares then owned by the executive in payment of the exercise price. In such an exercise, the executive receives a reload option grant equal to the number of shares surrendered. The reload option grant has an exercise price equal to the fair market value on the date of grant and has the same expiration date as the options that were exercised.

Aggregated Option Exercises in 2005
and Option Values at December 31, 2005

The following table sets forth certain information regarding stock option exercises by the Named Executive Officers in 2005 and the number and value of the Named Executive Officers’ unexercised stock options at December 31, 2005.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at December 31, 2005(#)		Value of Unexercised In-The-Money Options at December 31, 2005 ($)(2)
Name	On Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin J. Sheehan	—	—	1,196,840	20,002	20,171,436	63,933
Michael F. Rogers	120,350	3,014,452	930,025	16,668	5,639,844	53,276
Edmund J. Maroney	—	—	532,407	13,334	8,149,187	42,619
John N. Spinney, Jr.	10,000	320,150	178,316	56,043	129,145	42,619
John E. Henry	—	—	241,619	13,334	839,589	42,619

(1)          Calculated as the difference between the fair market value of the underlying common stock at the exercise date of the options and the aggregate exercise price. Actual gains on stock option exercises depend on the value of the underlying common stock on the date such common stock is actually sold.

(2)          Value is based on the difference between the option exercise price and the fair market value of the Company’s common stock on December 31, 2005 ($36.83 per share, the last reported sales price of the Company’s common stock on the Nasdaq National Market on December 30, 2005) multiplied by the number of shares underlying the option. The actual gains, if any, on stock option exercises will depend on the future performance of the common stock, the optionholder’s continued employment through the option period, the date on which the options are exercised and the date on which the underlying shares of common stock are sold.

Stock Plans

The Company has four equity incentive plans: the Amended and Restated 1995 Stock Plan (“Stock Plan”), the Amended and Restated 1995 Non-Employee Director Stock Option Plan (“Director Plan”), the 1997 Employee Stock Purchase Plan (“ESPP”) and the 2005 Equity Incentive Plan (the “2005 Plan”). The 2005 Plan supersedes both the Stock Plan and the Director Plan, both of which continue in effect only with regard to options outstanding under these plans. Pursuant to the terms of the 2005 Plan, awards under the 2005 Plan may include incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and performance units, qualified performance-based awards, and stock grants. Each of the 2005 Plan and the 1997 Plan have been approved by stockholders. The Company does not have any equity compensation plans that have not been approved by stockholders.

The following table provides aggregate information, as of December 31, 2005, regarding outstanding options and the number of shares of common stock available for future issuance under the 2005 Plan and the ESPP.

Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, Warrants and rights	Number of securities remaining available for future issuance
6,919,316*	$31	4,625,576

*                    Includes shares available for issuance under the ESPP.

Employment Agreements

The Company entered into amended and restated employment agreements with Kevin J. Sheehan, Michael F. Rogers, Edmund J. Maroney and John E. Henry on May 16, 2000, and with John N. Spinney, Jr. on November 12, 2002, each with a term of three years, subject to annual renewal and earlier termination. The agreements with Messrs. Sheehan, Rogers, Maroney, Henry and Spinney currently have a term that expires on December 31, 2008.

Messrs. Sheehan’s, Rogers’, Maroney’s, Henry’s and Spinney’s agreements provide that the Company will employ Messrs. Sheehan, Rogers, Maroney, Henry and Spinney as Chief Executive Officer, President, Senior Vice President—Technology, Senior Vice President, General Counsel and Secretary, and Senior Vice President and Chief Financial Officer, respectively, and will pay them an annual salary determined by the Company’s Board of Directors, as well as an annual bonus under the Company’s then applicable bonus plans, if any. The agreements also provide that the Company shall pay to Messrs. Sheehan, Rogers, Maroney, Henry and Spinney an amount sufficient to fund a life insurance policy payable to the beneficiaries of their choice in a face amount comparable to the amount they would receive upon termination of their employment by the Company without cause.

Under their employment agreements, the Company may terminate their employment for cause defined as (i) a finding by a majority of the Board of Directors that the employee has performed his duties inadequately, (ii) action or inaction by the employee which results in a material breach of the agreement or in the employee unfairly competing with the Company, (iii) the commission of a felony which shall adversely affect the employee’s ability to perform his duties, or (iv) the commission of an act of fraud, dishonesty, gross negligence or deliberate disregard for the rules and policies of the Company. Termination for cause results in no liability to the Company beyond the payment of wages to the date of discharge, except in the case of a termination solely pursuant to a finding by a majority of the Board of Directors that an individual has performed his or her duties inadequately, in which case the agreements provide for a lump sum payment equal to nine months of annual salary at the then current rate, as well as nine months of continuing medical coverage paid for by the Company.

Should their employment be terminated by the Company without cause, by disability, or by Messrs. Sheehan, Rogers, Maroney, Henry or Spinney for good reason, which good reason includes (i) a material change by the Company of either their authority, functions or duties which results in a reduction in their respective position’s scope, importance or responsibilities, (ii) a failure by the Company to comply with the terms of their respective employment agreements, and (iii) with respect to Mr. Sheehan only, a failure by the stockholders to re-elect him as a director of the Company, the agreements provide for a lump sum payment equal to the sum of (x) the greater of twice their current annual salary or the salary due to be paid under the remaining term of the agreement plus (y) the number of years remaining under the agreement multiplied by the employee’s highest annual bonus during the past three years. The agreements also provide for continuation of medical coverage for the longer of two years or the remaining term of the agreement.

Change in Control Agreements

The Company also entered into change of control employment agreements with Messrs. Sheehan, Rogers, Maroney and Henry on May 16, 2000, and with Mr. Spinney on August 23, 2001. The agreements with Messrs. Sheehan, Rogers, Maroney, Henry and Spinney currently have a term of three years, subject to automatic annual renewal and earlier termination.

The change of control employment agreements become effective upon a change in control of the Company, defined to be a consolidation, merger, reorganization or sale or transfer of all or substantially all of the assets of the Company, a change in a majority of the Board of Directors, or the acquisition by any person of 20% or more of the voting securities of the Company. The agreements provide that if any of

Messrs. Sheehan, Rogers, Maroney, Henry or Spinney is terminated during the term of his agreement, he shall receive a lump sum severance payment equal to three times the employee’s most recent annual salary plus a payment equal to three times the highest of the employee’s three most recent annual bonuses, as well as continuing benefits and medical coverage for three years. In addition, he will receive the actuarial equivalent of the benefit under the Company’s defined benefit and supplemental pension plans that he would receive if his employment continued for three years after termination. If the lump sum severance payment is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will also be entitled to receive a “gross-up payment” in an amount sufficient to satisfy the excise tax. However, if the lump sum severance payment does not exceed 110% of the greatest amount that could be paid to the executive such that the receipt of the lump sum severance payment would not result in the imposition of an excise tax (the “Reduced Amount”), then no gross-up payment will be made and the lump sum severance payment will be reduced to the Reduced Amount.

Pension Plans

In 1971, the Company adopted the Investors Bank & Trust Pension Plan (as amended, the “Pension Plan”), covering all employees who are at least 21 years of age. In 1996, the Company amended the Pension Plan to freeze the admission of new entrants after December 31, 1996. The Pension Plan was amended in December 2001 to freeze benefit accruals for certain highly compensated participants as of December 31, 2002, as well as to change the maximum allowable compensation projected for future years. Such highly compensated participants will receive their full benefit accrual under the Company’s non-qualified retirement plan, as described below. The Pension Plan was amended in December 2004 to freeze benefit accruals for additional highly compensated participants as of December 31, 2004. The Pension Plan was further amended in November 2005 to freeze benefit accruals for all remaining participants. Benefits under the Pension Plan are based on an employee’s years of service and his or her final average monthly compensation. A participant’s monthly benefit at normal retirement (i.e., at or after attaining the age of 65 years) payable as a life annuity equals a percentage of the participant’s final average monthly compensation multiplied by years of service. The percentage varies depending on years of service and the level of final average monthly compensation. Early retirement benefits are available to participants who have attained age 55 and have at least 10 years of service. Benefits are payable at retirement in the form of a monthly annuity or a single lump sum.

A participant’s final average monthly compensation is the average of such participant’s total eligible compensation (i.e., basic cash remuneration excluding incentive compensation) during the 60 consecutive months in the last 120 months of employment affording the highest such average, subject to certain limits on eligible compensation set by Federal law. For 2005, this limit was $210,000. The Pension Plan’s benefit formula described above became effective in 1991, but applies to all periods of benefit service.

In 1994, the Company adopted the Investors Bank & Trust Supplemental Executive Retirement Plan (as amended, the “SERP”) covering certain employees. The SERP is a non-qualified supplemental retirement plan and pays benefits for certain participants in addition to benefits paid under the Pension Plan. Benefits under the SERP are based on an employee’s total compensation or the portion of such employee’s total compensation not included in the calculation of benefits to be paid under the Pension Plan. Payments under the SERP are based on years of service and the employee’s final total compensation, including incentive compensation (i.e. bonus and commissions) for certain participants.

The following table shows the estimated annual benefits payable to employees covered by both the Pension Plan and the SERP or exclusively by the SERP upon retirement in specified total compensation and years of service classifications. Amounts listed in the table are not subject to deduction for social security or other offset amounts.

	Years of Service at Retirement (Age 65 in 2005)
Remuneration	10	15	20	25	30	35
$200,000	$40,454	$60,682	$80,909	$101,136	$108,636	$116,136
$500,000	$104,954	$157,432	$209,909	$262,386	$281,136	$299,886
$1,000,000	$212,454	$318,682	$424,909	$531,136	$568,636	$606,136
$1,500,000	$319,954	$479,932	$639,909	$799,886	$856,136	$912,386
$2,000,000	$427,454	$641,182	$854,909	$1,068,636	$1,143,636	$1,218,636
$2,500,000	$534,954	$802,432	$1,069,909	$1,337,386	$1,431,136	$1,524,886
$3,000,000	$642,454	$963,682	$1,284,909	$1,606,136	$1,718,636	$1,831,136
$3,500,000	$749,954	$1,124,932	$1,499,909	$1,874,886	$2,006,136	$2,137,386
$4,000,000	$857,454	$1,286,182	$1,714,909	$2,143,636	$2,293,636	$2,443,636
$4,500,000	$964,954	$1,447,432	$1,929,909	$2,412,386	$2,581,136	$2,749,886

The following Named Executive Officers have the specified credited years of service under the Pension Plan and the SERP as of December 31, 2005: Mr. Sheehan, 29.6 years; Mr. Rogers, 23.3 years; Mr. Maroney, 20.3 years; and Mr. Henry, 9.9 years. Mr. Spinney has 4.0 credited years of service under the SERP as of December 31, 2005. Mr. Spinney does not participate in the Pension Plan. The summary compensation table previously presented does not reflect the payment to any of the Named Executive Officers of compensation pursuant to either the Pension Plan or the SERP, as payment obligations pursuant to each of the Pension Plan and the SERP are contingent on retirement.

Report of Compensation Committee on Executive Compensation

Overview

The Company’s executive compensation program is administered by the three member Compensation Committee of the Board of Directors (the “Compensation Committee”). The three members of the Compensation Committee are independent non-employee directors each of whom qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of the Chief Executive Officer, and together with the Chief Executive Officer, establishes the compensation of the other executive officers of the Company. The Compensation Committee then recommends those compensation packages to the full Board for its approval.

The Company’s compensation policy for executive officers is designed to achieve the following objectives:

•       To motivate management to satisfy the increasing demands of the Company’s large, global, sophisticated and high-growth client base.

•       To drive the profitability, competitive posture and dimensions of the Company while increasing stockholder value.

•       To reward executives in accordance with the Company’s achievement of annual earnings objectives and long-term stock performance goals.

•       To recognize individual initiative and achievement.

•       To provide competitive compensation that will attract, retain and motivate qualified executives.

The compensation program for executive officers consists of three primary elements:  (1) base salary, which is determined on an annual basis; (2) annual incentive compensation in the form of cash bonuses which are based on the achievement of pre-determined financial objectives of the Company; and (3) long-term incentive compensation, in the form of equity incentives, granted periodically with the objective of aligning the executive officers’ long-term interests with those of the stockholders, encouraging superior results over an extended period and retaining key executive officers.

Base Salary

Base salary is intended to be competitive with base salary offered for similar executive positions at other companies in the same or similar industries. The base salary for the Company’s executive officers for 2005 reflected a mid-range level of competitive compensation in order to attract and retain key executive officers. In addition to external market data, the Committee also reviews the Company’s financial performance and growth rate as well as individual performances when adjusting base salary annually.

In 2005, the Compensation Committee utilized the Equilar database to research compensation levels for executives. The Equilar database is a third-party product that aggregates information from all proxy statements filed with the Securities and Exchange Commission, as well as a number of compensation surveys, to provide an extensive universe of relevant compensation data. Reports generated from Equilar allowed the Compensation Committee to review and compare base salary, bonus, total cash compensation, equity compensation and other long term compensation at various companies in the financial services industry, including competitors of the Company. The Compensation Committee conducted various analyses based on other financial services companies, including adjustments based on size of company, growth rate and other factors. The Compensation Committee reviewed each component of compensation as well as the relative mix of compensation. The Compensation Committee met in executive session regularly while developing executive compensation for 2005.

In November 2005, the Compensation Committee set the base salaries for executive officers for 2006 and recommended those salaries to the full Board for approval. The Board approved 2006 executive base salaries at its November 2005 regular meeting. In January 2006, the Compensation Committee set the terms for executive compensation in 2006 and recommended those terms to the full Board for approval. The full Board approved executive compensation for 2006 at its January 2006 regular meeting. Executive compensation in 2006 includes (i) base salaries; (ii) proposed equity incentive grant levels; and (iii) target levels for earnings per share for 2006 and bonus amounts payable to executive officers under the Senior Executive Bonus Plan, based on achieving such targets.

Incentive Compensation

Incentive compensation in 2006 for executive officers is based on achieving targets for 2006 earnings per share. The targets for earnings per share are established by the Compensation Committee and set out in a matrix that increases bonus compensation as earnings per share increase. For 2006, executive bonus compensation begins at 25% of base salary if earnings per share meet a specified earnings per share target. As earnings per share performance increases above the specified target level, executive bonus compensation increases to a maximum of 325% of base salary. No bonuses will be payable to executive officers if 2006 earnings per share do not meet the specified earnings per share target.

Federal law and regulations provide generally that in order to qualify for a tax deduction (as further explained later in this report), compensation in excess of $1 million paid to a public corporation’s top executive officers must qualify as performance-based compensation. In order to qualify as performance-based compensation, bonuses must be earned under a plan, the material terms of which have been approved by stockholders. In general, the performance measures under such a plan must be reapproved by stockholders every five years. The Senior Executive Bonus Plan was last approved by stockholders in April 2001, and is proposed for approval by stockholders at the 2006 Annual Meeting.

Long-Term Incentive Compensation

Long-term incentive compensation, in the form of equity incentives, also aligns executive officers’ interests with those of stockholders. In addition, the Compensation Committee believes that equity ownership by executive officers helps to balance the short-term focus of annual incentive compensation with an emphasis on long-term financial results and may help to retain key executive officers.

When establishing equity incentive grant levels, the Compensation Committee considers previous grants of equity incentives, vesting schedules and exercise price of outstanding options and the current stock price. Stock options granted under the Company’s equity incentive plans have had an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

Chief Executive Officer Compensation

The 2005 base salary for Mr. Sheehan, the Company’s Chief Executive Officer, was established by the Board of Directors in November 2004. Under the terms of the Senior Executive Bonus Plan, Mr. Sheehan’s bonus eligibility was set forth on a matrix under which Mr. Sheehan would receive no bonus if 2005 earnings per share did not exceed 2004 earnings per share. Mr. Sheehan’s bonus eligibility increased incrementally in relation to the amount by which 2005 earnings exceeded 2004 earnings. In accordance with the terms of the Senior Executive Bonus Plan, at the Company’s earnings per share level of $2.37 for 2005, Mr. Sheehan received a bonus of $2,002,770. Accordingly, approximately 68% of Mr. Sheehan’s 2005 cash compensation of $2,956,470 was based on corporate performance, specifically, the Company’s earnings per share. Also, the Compensation Committee granted Mr. Sheehan options to purchase 90,000 shares of common stock under the Company’s 2005 Equity Incentive Plan. The Board of Directors believes that Mr. Sheehan has led the Company toward achieving its goals of growth in revenue and expansion of its client base and the breadth of services provided. The Board specifically noted the Company’s overall performance under Mr. Sheehan’s leadership, particularly in the challenging interest rate conditions facing the Company in 2005.

Tax Deductibility of Executive Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Compensation Committee’s present intention that, for so long as it is consistent with its overall compensation objectives, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

Respectfully submitted by
the Compensation Committee
of the Board of Directors

James M. Oates
Frank B. Condon, Jr.
Thomas P. McDermott

Compensation Committee Interlocks and Insider Participation

The Company’s Board of Directors has established a Compensation Committee currently consisting of Messrs. Oates, Condon and McDermott, who were the only members of the Compensation Committee during 2005. No executive officer of the Company served as either a director or a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity, one of whose executive officers served as a director of the Company or a member of the Compensation Committee of the Company.

Compensation of Directors

Employee directors do not receive cash compensation for their service as members of the Board of Directors.

The following table sets forth the compensation paid to each non-employee director of the Company during 2005 for their service as a member of the Board and each Committee thereof on which they served.

2005 Non-Employee Director Compensation

	Retainer	Fee Per Meeting Attended*
Board of Directors	$20,000	$2,200
Audit Committee	—	1,500
Compensation Committee	—	1,000
Nominating and Corporate Governance Committee	—	1,000
Community Reinvestment Act Committee	—	1,000

The following table sets forth the compensation to be paid to each non-employee director of the Company during 2006 for their service as a member of the Board and each Committee thereof on which they serve.

2006 Non-Employee Director Compensation

	Retainer	Fee Per Meeting Attended*
Board of Directors	$30,000	$2,200
Audit Committee	—	1,500
Compensation Committee	—	1,000
Nominating and Corporate Governance Committee	—	1,000
Community Reinvestment Act Committee	—	1,000

*                    Per meeting fees are paid for all in-person meetings, whether regularly scheduled meetings or special meetings

Ten Board of Directors meetings are scheduled for 2006. Each of the Audit Committee and Nominating and Corporate Governance Committee has scheduled five in-person meetings in 2006 and the Compensation Committee has scheduled five in-person meetings in 2006. Non-employee directors are also eligible for participation in the 2005 Plan, pursuant to which each non-employee director will be granted, immediately following the 2006 Annual Meeting of Stockholders, an option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Immediately following the 2005 Annual Meeting of Stockholders, each of Messrs. Condon, Fraser, Hines, McDermott, Oates and Ms. Swersky were granted an option to purchase 5,000 shares of common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. In addition, for 2005, directors could elect to receive their retainer fee in the form of stock options. Pursuant to this election for 2005, Mr. Condon was granted options to purchase 165 shares of the Company’s common stock and Messrs. Fraser and McDermott were each granted options to purchase 329 shares of the Company’s common stock. In each such case, the exercise price per share of each option was determined to be equal to the fair market value per share of the common stock on the date of grant.

Stock Performance

The following graph compares the change in the cumulative total stockholder return on the Company’s common stock for the period from January 1, 2001 through December 31, 2005, with the cumulative total return on the Center for Research in Securities Prices Index for the Nasdaq Stock Market (“Nasdaq Stock Market Index”) and the Center for Research in Securities Prices Index for Nasdaq financial stocks (“Nasdaq Financial Stocks Index”). The comparison assumes $100 was invested on December 29, 2000 in the Company’s common stock at the $43.00 closing price on that day and in each of the foregoing indices and assumes reinvestment of dividends, if any.

Comparison of Five Year Cumulative Total Return Among
Investors Financial Services Corp., Nasdaq Stock Market Index
and Nasdaq Financial Stocks Index

The following graph compares the change in the cumulative total stockholder return on the Company’s common stock for the period from January 1, 1996 through December 31, 2005, with the cumulative total return on the Center for Research in Securities Prices Index for the Nasdaq Stock Market (“Nasdaq Stock Market Index”) and the Center for Research in Securities Prices Index for Nasdaq financial stocks (“Nasdaq Financial Stocks Index”). The comparison assumes $100 was invested on December 29, 1995 in the Company’s common stock at the $2.53 closing price on that day and in each of the foregoing indices and assumes reinvestment of dividends, if any.

Comparison of Ten Year Cumulative Total Return Among
Investors Financial Services Corp., Nasdaq Stock Market Index
and Nasdaq Financial Stocks Index

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a policy whereby all transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the independent members of the Company’s Board of Directors.

During 2005, certain directors and executive officers of the Company, and entities associated with such directors and executive officers, were customers of, and had ordinary business transactions with, the Bank. These transactions may include loans made in the ordinary course of the Bank’s business and on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated persons with no more than normal risk of collection and which are made in compliance with applicable law, including Regulation O and Regulation W of the Board of Governors of the Federal Reserve System and Section 13(k) of the Exchange Act of 1934, as amended (the “Exchange Act”). No event of default has occurred under any such loan. There are no personal loans or extensions of credit to any director or executive officer.

PROPOSAL 2

APPROVAL OF THE SENIOR EXECUTIVE BONUS PLAN

The Compensation Committee of the Board of Directors has approved, and recommends for stockholder approval, the Senior Executive Bonus Plan (the “Bonus Plan”). The Bonus Plan provides additional incentive to senior executives to achieve targeted levels of performance. If approved, the Bonus Plan would be in effect for the fiscal year ending December 31, 2006 and successive fiscal years.

Stockholders are being asked to approve the material terms of the Bonus Plan so that compensation deductions for amounts paid under the Bonus Plan will not be limited by Section 162(m) of the Code. For a more complete discussion of Section 162(m) of the Code, see the Report of the Compensation Committee on Executive Compensation. Approval by stockholders of the Bonus Plan and certification by the Compensation Committee that targeted performance has been achieved, are each a condition to the rights of participants to receive any payments under the Bonus Plan.

The following is a description of the Bonus Plan:

Eligible Participants

Employees eligible to receive payments under the Bonus Plan for any fiscal year shall include the Chief Executive Officer of the Company and such other key executives as determined by the Compensation Committee. As of January 1, 2006, five employees were eligible to participate in the Bonus Plan.

Performance Goals

Payments of amounts under the Bonus Plan shall be solely on account of the attainment of one or more pre-established, objective performance goals. The performance goals will be based on earnings-per-share business criterion. In general, within the first 90 days of each fiscal year, the Compensation Committee will determine the target earnings-per-share business criterion for such fiscal year and the amounts payable under the Bonus Plan upon attainment of such targets for such fiscal year. Once established for a fiscal year, the specific targets under the performance goals may only be modified with the approval of the full Board of Directors, except to reflect changes in the Company’s common stock (such as stock splits, stock dividends or recapitalizations). No payments will be made under the Bonus Plan to the extent minimum performance goals are not attained.

Payments

The Compensation Committee will provide for varying levels of payment under the Bonus Plan depending on the extent to which the performance goals have been met or exceeded. The amount of compensation to be paid to a participant upon attainment of the performance goals will be based on a percentage of such participant’s base pay; provided, however, that no more than $10,000,000 shall be payable under the Bonus Plan to any one participant for any fiscal year. All payments will be made in cash.

The compensation which would be payable in the future under the Bonus Plan cannot be determined because the amount of such compensation is contingent upon attainment of the pre-established performance goals, the outcome of which is substantially uncertain at the time the performance goals are established. Similarly, as the performance goals established by the Compensation Committee pursuant to the Bonus Plan are applicable only to a specific year, the amount that would have been paid in the prior fiscal year to eligible participants in the Bonus Plan is not determinable.

Administration

The Compensation Committee shall administer the Bonus Plan. The Compensation Committee must certify in writing prior to payment of compensation under the Bonus Plan that the performance goals and any other material terms were in fact satisfied.

Amendment

The Compensation Committee may amend the Bonus Plan, provided that the Compensation Committee considers the effect of any amendment under Section 162(m) of the Code.

If the proposal is not approved, the Company expects that it will make payments under the Bonus Plan, but those payments will not be deductible under Section 162(m) of the Code.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION
OF THE SENIOR EXECUTIVE BONUS PLAN.

PROPOSAL 3

RATIFICATION OF SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Deloitte & Touche LLP (“Deloitte & Touche”), an independent registered public accounting firm, to serve as auditors for the fiscal year ending December 31, 2006. Deloitte & Touche has served as the Company’s accountants since the fiscal year ended October 31, 1989. It is expected that a member of Deloitte & Touche will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Ratification of the selection of auditors is not required by law but will be considered by the Audit Committee in selecting auditors for future years.

The following table details aggregate fees billed for 2005 and 2004 by Deloitte & Touche to the Company.

	Aggregate Fees Billed for
	Fiscal Year Ended December 31,
Services	2005	2004
Audit Fees	$755,800	$834,500
Audit-Related Fees	$155,200	$157,500
Tax Fees	$—	$—
All Other Fees	$102,710	$—

Audit-Related Fees in 2005 represent audit services for the Company’s 401(k) and pension plans, services relating to Deloitte & Touche’s attestation under the FDIC Improvement Act of 1991 and services relating to a qualified collateral report for the Federal Home Loan Bank of Boston. All Other Fees in 2005 represent consultation services related to the start-up of the Company’s operations in the United Kingdom and Luxembourg. All fees of Deloitte & Touche for 2005 were pre-approved by the Company’s Audit Committee.

Audit-Related Fees in 2004 represent audit services for the Company’s 401(k) and pension plans, services relating to Deloitte & Touche’s attestation under the FDIC Improvement Act of 1991 and services relating to a qualified collateral report for the Federal Home Loan Bank of Boston.  All fees for Deloitte & Touche for 2004 were pre-approved by the Company’s Audit Committee.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independence of the registered public accounting firm. The Audit Committee has approved specific services that may be performed by the Company’s independent registered public accounting firm during 2006 within pre-approved cost levels. Unless a type of service to be provided by the independent auditor has already received pre-approval, it requires specific pre-approval by the Audit Committee. Any pre-approved services exceeding pre-approved cost levels require specific further approval by the Audit Committee. Requests or applications to provide services that require approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Ratification of the selection of Deloitte & Touche to serve as auditors for the fiscal year ending December 31, 2006 will require an affirmative vote of a majority of the outstanding shares of common stock of the Company represented in person or by proxy at the Annual Meeting and voting on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP.

CODE OF CONDUCT POLICY

The Company has adopted a Code of Conduct Policy that applies to all employees and directors of the Company. The Code of Conduct Policy is available on the Company’s website at www.ibtco.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership and reports of changes in ownership of common stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the year ended December 31, 2005, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the year ended December 31, 2005, except that Donald G. Friedl filed late one Form 4 with respect to an exercise of options granted by the Company.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Company’s proxy materials to be furnished to all stockholders entitled to vote at the 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated by the Commission under the Exchange Act must be received at the Company’s principal executive offices not later than November 3, 2006. Under the Company’s By-laws, stockholders who wish to make a proposal at the 2007 Annual Meeting—other than one that will be included in the Company’s proxy materials—must notify the Company no earlier than October 3, 2006 and no later than November 3, 2006. If a stockholder who wishes to present a proposal fails to notify the Company by November 3, 2006, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the Company’s By-laws, the proposal is brought before the meeting, then consistent with the Commission’s proxy rules the proxies solicited by management with respect to the 2007 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Commission’s proxy rules. All stockholder proposals must comply with the applicable requirements of the Company’s By-laws, a copy of which is on file with the Commission. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Investors Financial Services Corp., P.O. Box 9130, Boston, MA 02117-9130, Attention: Corporate Secretary.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding”, which has been approved by the SEC. Under this procedure, we are delivering only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name, unless we have received contrary instructions from an affected shareholder. This procedure reduces our printing and mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

We will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write us at 200 Clarendon Street, Boston, MA 02116, Attention: Investor Relations, or call
(617) 937-3900. You may also access our annual report and proxy statement on our web site at www.ibtco.com/investor/annualreports.asp.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”) by either calling toll free at 1-800-542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any shareholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future, please write or call us at 200 Clarendon Street, Boston, MA 02116, Attention: Investor Relations, (617) 937-3900. A number of brokerage firms have instituted householding. If you hold your shares in “street name”, please contact your bank, broker or other holder of record to request information about householding.

INVESTORS
FINANCIAL SERVICES CORP.
200 Clarendon Street
P.O. Box 9130 EXL-35
Boston, MA 02117-9130

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Investors Financial Services Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the  instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postagepaid envelope we have provided or return it to Investors Financial Services Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INVESTORS FINANCIAL SERVICES CORP.
Vote on Directors			For	Withhold	For All	To withhold authority to vote for any individual
1.	To elect three (3) Class II Directors.		All	All	Except	nominee, mark “For All Except” and write the
	See reverse side for instruction.					nominee’s name on the line below.
	01)	Richard P. Boyatzi
	02)	Frank B. Condon, Jr.
	03)	John I. Snow III	☐	☐	☐
Vote on Proposals							For	Against	Abstain
2.	To approve the Company’s Senior Executive Bonus Plan.						☐	☐	☐
3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.						☐	☐	☐
NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.					Yes	No
HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household					☐	☐

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)				Date

P R O X Y

INVESTORS FINANCIAL SERVICES CORP.
PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin J. Sheehan and John N. Spinney, Jr. and each or either of them, proxies with full power of substitution to vote all shares of stock of Investors Financial Services Corp. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 18, 2006, at 11:00 a.m., local time, at the Company’s offices at 200 Clarendon Street, Boston, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of 2006 Annual Meeting of Stockholders and Proxy Statement dated March 10, 2006, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their judgment, upon such other business as may properly come before the meeting, or any postponement or adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS DESCRIBED IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3 AND IN THE JUDGMENT OF THE PROXIES NAMED HEREIN WITH RESPECT TO ANY OTHER MATTERS.

THE NOMINEES FOR CLASS II DIRECTOR ARE:

01) Richard P. Boyatzi   02) Frank B. Condon, Jr.   03) John I. Snow III

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee’s name in the space provided to the right of Proposal 1 on reverse side. To vote for or against all nominees, see Proposal 1 on reverse side.

(TO BE SIGNED ON REVERSE SIDE)